Exhibit 99

THE FOLLOWING IS A JOINT PRESS RELEASE ISSUED BY BNC BANCORP AND STERLINGSOUTH BANK & TRUST COMPANY ON FEBRUARY 6, 2006

PRESS RELEASE

February 6, 2006

From:	BNC Bancorp, Thomasville, N. C. and
SterlingSouth Bank & Trust Company, Greensboro, N.C.

Contact:	W. Swope Montgomery, Jr.
President and CEO
BNC Bancorp and Bank of North Carolina
Thomasville, N.C.
336 476-9200

Ralph N. Strayhorn III
President and CEO
SterlingSouth Bank & Trust Company
Greensboro, N.C.
336 433-5232

BNC Bancorp to acquire SterlingSouth Bank & Trust Company

Greensboro, North Carolina, February 6, 2006 – BNC Bancorp, the holding company for the Bank of North Carolina (Nasdaq: BNCN), and SterlingSouth Bank & Trust Company (OTC Bulletin Board: SSBT.OB) jointly announced today the execution of a definitive agreement pursuant to which SterlingSouth Bank & Trust Company will be merged into the Bank of North Carolina.

The definitive agreement provides that SterlingSouth shareholders would receive 1.21056 shares of BNC common stock (subject to adjustment based on an average closing price of BNC common stock prior to the merger) for each share of SterlingSouth common stock owned. In addition, the outstanding options and warrants to purchase SterlingSouth common stock may be surrendered upon closing of the merger, with their holders receiving cash equal to the difference between the exercise price of the options or warrants and the per share cash value of the merger consideration. SterlingSouth, founded in 2000 and headquartered in Greensboro, North Carolina, operates two community banking offices in Greensboro and recently announced plans to open a third office in downtown Greensboro.

The transaction, approved by the directors of both companies, is valued at approximately $36 million. The total value at closing may rise or fall based on the average per share price of BNC common stock for a twenty-day period shortly prior to closing. The merger is anticipated to close in the third quarter of 2006 and is conditioned upon receiving the requisite regulatory and shareholder approvals.

In announcing the agreement, W. Swope Montgomery, Jr., BNC’s President and Chief Executive Officer, said, “We continue to look for ways to enhance long term shareholder value. This merger is consistent with our philosophy of finding good people in attractive growth markets. Clearly Greensboro is a dynamic market in our region and state. The strategic decision to partner with SterlingSouth was largely driven by the mutual expectation that the majority of their key people, management, lenders and staff should remain and will bring value to our franchise. Further, SterlingSouth has an impressive group of shareholders and Board of Directors whose members are respected leaders and business people in the Greensboro market.”

The combination will bring BNC into the Greensboro market area and enhance BNC’s deposit market share in the Piedmont Triad region, which is part of the largest Metropolitan Statistical Area in North Carolina. SterlingSouth had total assets of $148.3 million, deposits of $121.3 million, loans of $119.2 million, and $12.6 million of stockholders’ equity at September 30, 2005.

Ralph N. Strayhorn III, President and Chief Executive Officer of SterlingSouth, stated, “We are delighted to be joining the BNC team because the company and its employees share our core values and, we will be able to expand our existing and future customer base. Our decision to combine with the Bank of North Carolina was carefully considered in light of the interests of our shareholders, customers, and employees. With the complimentary strengths of our two organizations becoming one, the upside potential for our shareholders and employees is tremendous.”

BNC is the holding company of the Bank of North Carolina, a community bank with eight offices in Thomasville, Archdale, Lexington, High Point, Kernersville, Oak Ridge and Salisbury, North Carolina, that recently announced plans to open two new full service offices in Harrisburg (located in te Charlotte metro market) and Welcome North Carolina in 2006. BNC is headquartered in Thomasville, North Carolina. [ADD BNC 3RD QUARTER INFO]

BNC’s common stock is listed on the NASDAQ SmallCap Market under the trading symbol BNCN. Additional information about Bank of North Carolina is available on its website at www.bankof nc.com.

Burke Capital Group L.L.C. acted as financial advisor to BNC and Smith Capital, Inc. acted as financial advisor to SterlingSouth.

BNC Bancorp will file a registration statement including a joint proxy statement/prospectus and other relevant documents concerning the proposed merger with the SEC. SterlingSouth’s shareholders are urged to read the registration statement and the joint proxy statement/prospectus regarding the proposed merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because these will contain important information. You will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about BNC Bancorp, at the SEC’s Internet site, http://www.sec.gov.

The information as of and for the quarter year ended September 31, 2005 for SterlingSouth as presented is unaudited. This document contains forward-looking statements that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations. When we use any of the words “believes”, “expects”, “anticipates”, “potential” or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of the combined company. This could cause results or performance to differ materially from those expressed in our forward-looking statements. You should consider these risks. These possible events or factors include the following: the merger may not be consummated; the banks may not be able to effectively merge the operations so as to achieve economies of scale; and our customer base may not remain loyal as a result of the merger.

*end of release*